Exhibit 99.1

   Thomas J. Hook Appointed as Chief Executive at Greatbatch, Inc.;
         Edward F. Voboril Continues as Chairman of the Board

    CLARENCE, N.Y.--(BUSINESS WIRE)--Aug. 8, 2006--Greatbatch, Inc. (NYSE:GB) today announced that at a regularly scheduled meeting of the Greatbatch Board of Directors, Thomas J. Hook was elected to the position of Chief Executive Officer effective immediately. After almost 16 years as its C.E.O., Edward F. Voboril is stepping down but will continue as Chairman of the Greatbatch Board of Directors.
    Voboril said, "It has been a privilege to lead this Company for the past sixteen years and to have helped it prosper and grow in many ways. It has been especially rewarding to work with this team because beyond its leadership technology and strong position in the market place the people of Greatbatch are its greatest strategic asset.
    Over the past two years Tom Hook has contributed significantly in leading and developing our team and in growing the business in new and exciting ways. Tom's succession to the position of C.E.O. is the culmination of a Board led succession planning process that will ensure that we have the right leadership in place for years to come. Tom's strong leadership abilities complement his industry experience and solid technical background and will serve him well in helping to align our organization with our exciting vision for the future. In my ongoing position as Chairman, I will continue to have an opportunity to work closely with Tom in charting our future course and I am confident that under his leadership and direction the Company will continue to grow and enhance shareholder value in the future."
    Mr. Hook, who has been with Greatbatch since September, 2004 serving as Chief Operating Officer and then as President, was quoted as saying, "It is an honor to be selected as C.E.O. of Greatbatch. The past two years have prepared me very well for the challenges that lie ahead. Greatbatch has broad opportunities to continue growing in its core markets in addition to pursuing new business ventures. I appreciate the support Ed has given me in preparing for this new responsibility. Together with Ed, the Board of Directors and the Management Team, I will endeavor to lead Greatbatch to deliver superior shareholder value and further enhance the performance of this outstanding Company."

    About Greatbatch, Inc.

    Greatbatch, Inc., is a leading developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications. Additional information about the company is available at www.greatbatch.com.

    CONTACT: Greatbatch, Inc.
             Anthony W. Borowicz, 716-759-5809
             tborowicz@greatbatch.com